Exhibit 99.1

Premier People,
Products and Services

NEWS RELEASE

Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR ANNOUNCES RESIGNATION OF TWO BOARD MEMBERS

OLD GREENWICH, Connecticut, May 27, 2005—Premcor Inc. (NYSE: PCO) today announced that David I. Foley and Robert L. Friedman have resigned from Premcor’s Board of Directors. Mr. Foley has served on the board since April 1999 and is a senior managing director of Blackstone Capital Partners III (“Blackstone”). Mr. Friedman has served on the board since March 1999 and is a senior managing director, the chief administrative officer and chief legal officer of Blackstone. Blackstone recently distributed all of its shares to Blackstone investors. There are no plans to replace Messrs. Foley and Friedman’s positions on Premcor’s Board of Directors.

Jefferson F. Allen, Premcor’s Chief Executive Officer, said, “Blackstone’s involvement with Premcor, and David’s and Bob’s tenures with the Board of Directors, have been very beneficial to Premcor’s management and all of Premcor’s shareholders. David and Bob have been valuable members of the board, and their insights into the refining business and strong corporate governance have greatly contributed to Premcor’s success. It has been a pleasure working with David and Bob. We appreciate their service, expertise and advice over the years and we wish them well in their future endeavors.”

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

###

Contacts:
Premcor Inc.
Karyn Ovelmen, (203) 698-5669 (Media/Investors)
Colin Murray, (203) 698-5921 (Investors)